As filed with the Securities and Exchange Commission on December 23, 2016

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jaguar Animal Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-2956775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Mission Street, Suite 2375
San Francisco, California 94105
(Address of principal executive office) (Zip Code)

2014 Stock Incentive Plan

(Full title of the plan)

Lisa A. Conte
Chief Executive Officer and President
Jaguar Animal Health, Inc.
201 Mission Street, Suite 2375
San Francisco, California 94105
(415) 371-8300
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Donald C. Reinke

Craig P. Tanner
Reed Smith LLP
101 Second Street, Suite 1800
San Francisco, California 94105
(415) 543-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company.)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value per share	1,712,498	$0.71	(2)	$1,215,873.58	$140.92

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares that may become issuable under the plan set forth herein by reason of any stock split, stock dividend, recapitalization or other similar transactions as provided in the above-referenced plan.

(2)         Estimated in accordance with Rules 457(c) and 457(h)  of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.71 per share, which is the average of the high and low prices of the Registrant’s common stock, as reported on the NASDAQ Capital Market, on December 20, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional shares of common stock of Jaguar Animal Health, Inc. (the “Registrant”) to be issued pursuant to Registrant’s 2014 Stock Incentive Plan (the “Plan”).  Registrant initially registered 333,333 shares of its common stock issuable under the Plan pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 18, 2015 (File No. 333-204280) (the “Initial S-8”).

The number of shares of Registrant’s common stock available for grant and issuance under the Plan is subject to an annual “evergreen provision” increase on the first day of each fiscal year, for a period of not more than 5 years beginning on January 1st of the year following the year in which the Plan became effective, by (i) 2% of the total number of shares of Registrant’s common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by Registrant’s board of directors (the “Annual Increase”).  As of January 1, 2016, the number of shares of Registrant’s common stock available for grant and issuance under the Plan increased by 162,498 shares.

In addition, on April 1, 2016, Registrant’s board of directors approved, subject to shareholder approval, an amendment to the Plan that increased the number of shares available for issuance under the Plan by 1,550,000 shares (the “Amendment”). Registrant’s shareholders approved the Amendment on June 14, 2016.

Pursuant to the Annual Increase and the Amendment, the total number of shares of the Registrant’s common stock available for grant and issuance under the Plan increased by 1,712,498 shares.  Accordingly, the content of the Initial S-8 is incorporated herein by reference pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Certain Documents by Reference

The following documents of Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)                                 Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015, filed on March 29, 2016 (Commission File No. 001-36714) (including information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2016);

(b)                                 Registrant’s Quarterly Reports on Form 10-Q for its fiscal quarter ended March 31, 2016, filed on May 10, 2016 (Commission File No. 001-36714), for its fiscal quarter ended June 30, 2016, filed on August 15, 2016 (Commission File No. 001-36714), and for its fiscal quarter ended September 30, 2016, filed on November 14, 2016, as subsequently revised or supplemented on Form 10-Q/A on December 5, 2016;

(c)                                  Registrant’s Current Reports on Form 8-K, filed with the Commission on April 6, 2016, April 27, 2016, May 3, 2016, June 9, 2016, June 20, 2016, June 21, 2016, August 23, 2016, September 7, 2016, October 6, 2016, November 29, 2016, December 15, 2016 and December 19, 2016 (Commission File No. 001-36714); and

(d)                                 The description of Registrant’s common stock contained in Registrant’s Registration Statement on Form 8-A (Registration No. 001-36714) filed with the Commission on October 30, 2014 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

You may read and copy registration statements, reports, proxy statements and other information filed by Registrant at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549.  You can call the Commission for further information about its public reference room at 1-800-732-0330.  Such material is also available at the Commission’s website at http://www.sec.gov.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index immediately following the Signature Pages.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 23rd day of December 2016.

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint Lisa A. Conte and Karen Wright, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lisa A. Conte
Lisa A. Conte	Chief Executive Officer, President, and Director	December 23, 2016
(Principal Executive Officer)

/s/ Karen Wright
Karen Wright	Chief Financial Officer and Treasurer (Principal	December 23, 2016
Financial and Accounting Officer)

/s/ James J. Bochnowski
James J. Bochnowski	Chairman of the Board of Directors	December 23, 2016

/s/ Jiahao Qiu
Jiahao Qiu	Director	December 23, 2016

/s/ Zhi Yang, Ph.D.
Zhi Yang, Ph.D.	Director	December 23, 2016

/s/ Folkert Kamphius	Director	December 23, 2016
Folkert Kamphius

/s/ John Micek III	Director	December 23, 2016
John Micek III

Director
Ari Azhir

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on May 18, 2015)

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed on May 18, 2015)

4.3

Specimen Common Stock Certificate of Jaguar Animal Health, Inc. (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-1/A (File No. 333-198383) filed on October 10, 2014)

5.1	Opinion of Reed Smith LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

99.1	Jaguar Animal Health, Inc. 2014 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed on June 20, 2016)